UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2008

POWERWAVE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21507	11-2723423
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1801 E. St. Andrew Place

Santa Ana, CA 92705

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (714) 466-1000

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On June 19, 2008, Powerwave Technologies, Inc. (the “Company”), through its subsidiary Powerwave Comtek, Inc., announced to its employees its intention to close its Salisbury, Maryland manufacturing facility. This action is being taken in an effort to reduce the Company’s manufacturing and operating expenses. We currently anticipate that most of the production will be transferred to the Company’s other manufacturing locations.

This action will result in both cash and non-cash charges, which will impact the Company’s income statement in the second, third and fourth quarters of 2008. The total amount of charges related to this closure are currently estimated to range between $2 million and $5 million, and include estimated severance and other employee related costs, facility closure costs, equipment and inventory disposal costs and relocation costs. The exact timing of the plant closing and resulting charges and cash expenditures will be dependent upon a number of factors including the Company’s efforts to achieve a phased and efficient transfer of manufacturing lines to other facilities. The Company currently expects to complete implementation of this action by the end of the current 2008 fiscal year.

This Current Report on Form 8-K contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. Any statements contained in this Current Report on Form 8-K, except to the extent that they contain historical facts, are forward-looking. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 30, 2007 and in the Company’s Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2008	POWERWAVE TECHNOLOGIES, INC

	By:	/s/ Kevin T. Michaels
Kevin T. Michaels
Chief Financial Officer

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